Exhibit 10.3

July 31, 2014
Joseph J. Thomas
6126 Woodmont Road
Alexandria, Virginia 22307

Dear Joe:

We are pleased that you have accepted the new role of Executive Chairman of Bay Bancorp and Bay Bank, FSB.  The purpose of this letter is to provide the detailed responsibilities and compensation for your new role, the terms of which are effective July 1, 2014.

Responsibilities

The Executive Chairman role was created to facilitate a more rapid evolution at the company and to achieve scale, profitability and franchise value desired by the board of directors.  We are expecting you to work closely with the CEO to ensure his success and find ways to enable him to spend more time growing the local bank, while you address strategy and platform development.  The role is also being created at this time to ensure proper governance and leadership at the company following the reorganization of H Bancorp.  Specific job responsibilities include:

• Chair efficient board meeting and ensure timely distribution of board materials
• Set strategic direction with board and management
• Lead the board efforts to oversee and evaluate management
• Lead corporate development, M&A, and non-bank business line expansion
• Build investor relations function and direct BYBK relationship with all shareholders
• Coordinate capital raising for the company when strategic opportunities arise
• Serve as primary holding company interface with Federal Reserve Bank
• Facilitate services with H Bancorp and its subsidiary banks
• Monitor and report on status and activities of H Bancorp and its subsidiaries
• Recommend talent development and enterprise risk management initiatives
• Insure that the holding company and bank comply with all applicable laws and regulations

Compensation Plan

On an annual basis, the company’s board will develop measurable goals to evaluate the performance of the Executive Chairman.  This will include a bias toward growing shareholder value as measured by increases in the book value and share price of the company’s common stock.  Financial performance goals will be aligned with those of management and qualitative objectives will reflect efforts to create a strong culture and franchise at the company.

Letter to Mr. Joseph J. Thomas

We have designed a plan to reflect the unique and important role you will play as Executive Chairman.  The features include the following:

1.
Compensation paid as a Director in the form of board fees of $250,000 per year, paid semi-monthly.  You will not be entitled to receive any additional board fees or equity grants of the types customarily paid or awarded to other independent directors.

2.
Annual cash bonus potential valued at 25-50% of the annual board retainer fee.  Annually, the board will set the amount of the potential bonus the payment of which will be based upon performance against individual and corporate goals.

3.
Annual restricted stock or stock options awards valued at 20-40% of the annual board retainer fee.   Annually, the board will set the amount of any such potential equity award and the terms of such award, payment of which will be based upon performance against individual and corporate goals.

4.	Reimbursement of reasonable out-of-pocket expenses for travel completed on behalf of the company.

Consistent with best practices in holding company governance, we will require that the key management executives and directors be insured by a comprehensive Directors and Officers Liability Insurance Plan, in order to protect the Directors and executive management from certain liabilities that could potentially arise in conjunction with the performance of their duties as a Director at Bay Bancorp

We are excited to have you serve as our Executive Chairman.

Sincerely,

Mark Caplan
Chairman, Compensation Committee

Acknowledged:

______________________________
Joseph J. Thomas